Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP. REPORTS RECORD

EARNINGS FOR THE THIRD QUARTER OF 2006

Midlothian, Virginia, October 23, 2006. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (NASDAQ symbol: VBFC) (the “Company”) in Midlothian, Virginia, announced today the Company’s net income for the three months ended September 30, 2006 of $474,000 or $0.18 per fully diluted share, compared to net income of $259,000 or $0.13 per fully diluted share for the same period in 2005. Net income for the third quarter of 2006 represents an increase of $215,000, or 83%, over the same period in 2005. Earnings for the first nine months of 2006 amounted to $1,098,000 or $0.48 per fully diluted share, compared to earnings of $864,000 or $0.43 per fully diluted share for the same period in 2005, an increase of $234,000, or 27%.

Mr. Winfree noted that net income for the third quarter of 2006 was the highest in the history of the Company. He attributed this performance to the growth of the Company, a strong net interest margin and earnings on the additional capital of $6,861,000 received from the exercise of warrants in the second quarter.

Continued...

Mr. Winfree commented, “We are particularly pleased with our performance in 2006 given the continued growth of our branch network as well as a slowdown in real estate activity. We have structured our balance sheet to enable us to react positively to whatever turns the economy may take in the upcoming months.”

As disclosed previously, two additional branches of the Company’s bank subsidiary, Village Bank, are expected to open in 2006, one in the South Creek Plaza on Midlothian Turnpike in Powhatan County, and the other in the Forest Office Park on Three Chopt Road in Henrico County. The addition of these branches will bring the Company’s total to ten, thus establishing the Company as a Richmond metropolitan area financial institution expanding beyond Chesterfield County only.

Craig D. Bell, Chairman of the Board of Directors, added, “Our strong earnings in the third quarter support our strategy of measured growth. We continue to be optimistic about the Richmond economy, at least for the remainder of 2006, and we believe that a pattern of continued growth combined with solid earnings is in the best long-term interests of our shareholders.”

The significant improvement in the Company’s earnings for the third quarter of 2006 compared to the same period in 2005 is primarily attributable to the continued profitable growth of Village Bank. The Bank experienced a substantial increase in net interest income, from $1,705,000 for the third quarter of 2005 to $2,734,000 for the third quarter of 2006. This increase of $1,029,000, or 60%, was primarily a result of additional interest income arising from an increase in net loans, from $160,406,000 at September 30, 2005 to $218,390,000 at September 30, 2006, as well as rising short-term interest rates precipitated by increases in interest rates by the Federal Reserve Bank during 2005 and 2006. In addition, the increased capital of $6,861,000 received from exercise of warrants during the second quarter of 2006 also contributed to the increase in net interest income.

Noninterest income declined by $311,000 in the third quarter of 2006 compared to the same period in 2005, primarily due to lower income from our mortgage banking subsidiary. While rising interest rates have had a positive impact on net interest income, they have had a negative impact on mortgage banking activities. If rates continue to increase, we expect to see a further decline in income from mortgage banking.

Noninterest expense increased to $2,501,000 in the third quarter of 2006 from $2,071,000 for the same period in 2005, an increase of $430,000, or 21%. This increase in noninterest expense is a direct result of the growth of the Company, primarily the addition of two new branches as well as the hiring of support personnel, from the third quarter of 2005 to the third quarter of 2006. The largest increase in noninterest expense was $392,000 in salaries and benefits.

Continued...

Mr. Winfree noted, “In our second quarter earnings release, we stated that the Company’s balance sheet was strong and, coupled with the new capital from the warrant cancellation, would provide a basis for strong earnings for the remainder of 2006. This belief has been realized by the record earnings in the third quarter.”

He continued, “Our balance sheet continues to be strong, with earning assets representing 92% of our total assets. As a result, our earnings should continue to be strong in the fourth quarter of 2006. Good earnings coupled with a strong balance sheet make us well positioned to become the metropolitan Richmond area’s premier financial institution.” Total assets increased to $268.1 million at September 30, 2006 from $205.3 million at September 30, 2005, an increase of $62.8 million, or 31%.

Stockholders’ equity totaled $25,481,000 at September 30, 2006, which represented a book value of $9.95 per share. This represents an increase of $0.70 per share over the $9.25 book value per share at December 31, 2005. For regulatory purposes, the Company’s capital includes $5,000,000 in trust preferred securities issued in February 2005, bringing total regulatory capital to $30,481,000. At September 30, 2006, the Bank exceeded all regulatory capital requirements.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has eight branch offices, with two additional branch offices expected to open in the fourth quarter of 2006. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2005 and other filings with the Securities and Exchange Commission.

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Financial Highlights

(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2006	2005
Balance Sheet Data	(Unaudited)

Total assets	$ 268,092	$ 214,975
Investment securities	17,863	2,982
Loans held for sale	2,427	2,860
Loans, net of deferred fees	218,390	172,378
Deposits	231,939	186,753
Borrowings	9,467	9,642
Stockholders' equity	25,481	17,152
Book value per share	$ 9.95	$ 9.25
Total shares outstanding	2,562,088	1,854,618

Asset Quality Ratios
Allowance for loan losses to
loans, net	1.08%	1.12%
Nonaccrual loans	111.90%	105.28%
Nonperforming assets to loans	0.96%	1.06%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Selected Operating Data	(Unaudited)		(Unaudited)

Interest income	$ 5,213	$ 3,006	$ 13,552	$ 8,116
Interest expense	2,479	1,301	6,079	3,287
Net interest income before
provision for loan losses	2,734	1,705	7,473	4,829
Provision for loan losses	118	155	482	283
Noninterest income	603	914	1,816	2,152
Noninterest expenses	2,501	2,071	7,143	5,389
Income tax expense	244	134	566	445
Net income	474	259	1,098	864
Income per share
Basic	$ 0.19	$ 0.14	$ 0.51	$ 0.48
Diluted	$ 0.18	$ 0.13	$ 0.48	$ 0.43

Performance Ratios
Return on average assets	0.69%	0.53%	0.62%	0.65%
Return on average equity	7.50%	6.26%	6.96%	7.11%
Net interest margin	4.38%	3.87%	4.57%	4.01%
Efficiency	74.93%	79.07%	76.90%	77.20%